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                                                                   Exhibit 10.18

                                CREDIT AGREEMENT

                                     between

                            YOUNG AMERICA CORPORATION

                                  as Borrower;

                                       and

                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION,

                                     as Bank

                           Closing Date: April 7, 1998


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                     $10,000,000 Revolving Credit Facility

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                                     [LOGO]

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                                TABLE OF CONTENTS

ARTICLE I Definitions.........................................................1
   Section 1.1  Definitions...................................................1

ARTICLE II Amount and Terms of the Loans; Letters of Credit...................9
   Section 2.1  Advances......................................................9
   Section 2.2  Interest.....................................................10
   Section 2.3  Amount and Date of Payments..................................11
   Section 2.4  Letters of Credit............................................11
   Section 2.5  Collateral...................................................12
   Section 2.6  Termination or Reduction of the Commitment...................13
   Section 2.7  Computation of Interest and Fees.............................13
   Section 2.8  Fees.........................................................13
   Section 2.9  Prepayments..................................................13
   Section 2.10 Payments.....................................................14
   Section 2.11 Increased Costs; Capital Adequacy; Funding Exceptions........15
   Section 2.12 Funding Losses...............................................18
   Section 2.13 Discretion of Bank as to Manner of Funding...................18
   Section 2.14 Conclusiveness of Statements; Survival of Provisions.........19

ARTICLE III Conditions Precedent.............................................19
   Section 3.1  Initial Conditions Precedent.................................19
   Section 3.2  Conditions Precedent to All Advances  and Letters of Credit..20

ARTICLE IV Representations and Warranties....................................21
   Section 4.1  Corporate Existence and Power................................21
   Section 4.2  Authorization of Borrowing; No Conflict as to Law or
                Agreements...................................................21
   Section 4.3  Legal Agreements.............................................21
   Section 4.4  Subsidiaries.................................................21
   Section 4.5  Financial Condition..........................................21
   Section 4.6  Adverse Change...............................................22
   Section 4.7  Litigation...................................................22
   Section 4.8  Hazardous Substances.........................................22
   Section 4.9  Regulation U.................................................22
   Section 4.10 Taxes........................................................22
   Section 4.11 Capitalization...............................................22
   Section 4.12 Titles and Liens.............................................23
   Section 4.13 ERISA........................................................23

ARTICLE V Affirmative Covenants..............................................23
   Section 5.1  Financial Statements.........................................23
   Section 5.2  Books and Records; Inspection and Examination................25
   Section 5.3  Compliance with Laws.........................................25
   Section 5.4  Payment of Taxes and Other Claims............................25

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   Section 5.5  Maintenance of Properties....................................26
   Section 5.6  Insurance....................................................26
   Section 5.7  Preservation of Corporate Existence..........................26
   Section 5.8  Deposit Accounts.............................................26
   Section 5.9  Interest Coverage  Ratio.....................................26
   Section 5.10 Current Ratio................................................27

ARTICLE VI Negative Covenants................................................27
   Section 6.1  Liens........................................................27
   Section 6.2  Indebtedness.................................................28
   Section 6.3  Guaranties...................................................29
   Section 6.4  Investments..................................................29
   Section 6.5  Dividends....................................................30
   Section 6.6  Sale of Assets...............................................31
   Section 6.7  Transactions with Affiliates.................................31
   Section 6.8  Consolidation and Merger.....................................32
   Section 6.9  Subordinated Debt............................................32
   Section 6.10 Hazardous Substances.........................................32
   Section 6.11 Restrictions on Nature of Business...........................32

ARTICLE VII Events of Default, Rights and Remedies...........................32
   Section 7.1  Events of Default............................................32
   Section 7.2  Rights and Remedies..........................................35
   Section 7.3  Pledge of Cash Collateral Account............................36

ARTICLE VIII Miscellaneous...................................................36
   Section 8.1  No Waiver; Cumulative Remedies...............................36
   Section 8.2  Amendments, Etc..............................................36
   Section 8.3  Notice.......................................................37
   Section 8.4  Participations...............................................37
   Section 8.5  Disclosure of Information....................................37
   Section 8.6  Costs and Expenses...........................................38
   Section 8.7  Indemnification by Borrower..................................38
   Section 8.8  Execution in Counterparts....................................38
   Section 8.9  Binding Effect, Assignment...................................38
   Section 8.10 Governing Law................................................39
   Section 8.11 Waiver of Jury Trial.........................................40
   Section 8.12 Severability of Provisions...................................40
   Section 8.13 Prior Agreements.............................................40
   Section 8.14 Headings.....................................................40


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                                CREDIT AGREEMENT

                            Dated as of April 6, 1998

            Young America Corporation, a Minnesota corporation (the "Borrower"), and Norwest Bank Minnesota, National Association, a national banking association (the "Bank"), agree as follows:

                                    ARTICLE I
                                   Definitions

            Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (a) the terms defined in this Article have the meanings
            assigned to them in this Article, and include the plural as well as the singular; and

                  (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

            "Accounts" means, as to any Person, the aggregate unpaid obligations of customers and other account debtors to such Person arising out of the sale or lease of goods or rendition of services by such Person on an open account or deferred payment basis.

            "Advance" means an advance by the Bank to the Borrower pursuant to
      Article II.

            "Affiliate" means any Person who directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with, the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

            "Agreement" means this Credit Agreement.

            "Base Rate" means the rate of interest publicly announced from time to time by the Bank as its "prime" or "base" rate or, if the Bank ceases to announce a rate so designated, any similar successor rate designated by the Bank.

            "Borrowing Base" means, at any time, the lesser of the Commitment Amount, or 85% of the Eligible Accounts of the Borrower, computed on the basis of the most recent Borrowing Base Certificate furnished to the Bank as required by Section 3.1(i) or 5.1(d).

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            "Borrowing Base Certificate" means a certificate in the form of
      Exhibit C hereto correctly setting forth the Accounts, the Eligible Accounts and the Borrowing Base of the Borrower as of a particular date.

            "Bridge Facility" means the outstanding indebtedness of Holdings under the Senior Credit Agreement dated as of November 25, 1997 among Holdings, Bankers Trust Company, as agent, and Bankers Trust New York Corporation, as initial lender.

            "Business Day" means a day other than a Saturday, Sunday, United States national holiday or other day on which banks in Minnesota are permitted or required by law to close. Whenever the context relates to a Eurodollar Rate Funding or the fixing of a Eurodollar Rate, "Business Day" means a day that (i) meets the foregoing definition, and (ii) on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.

            "Cash Collateral Account" means an account maintained with the Bank in which funds are deposited pursuant to Section 2.4(f), 2.9(b) or 7.2(c).

            "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

            "Commitment" means the Bank's commitment to make Advances and issue Letters of Credit pursuant to Article II.

            "Commitment Amount" means $10,000,000, unless said amount is reduced pursuant to Section 2.6, in which event it means the amount to which said amount is reduced.


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            "Commitment Termination Date" means March 31, 2001, or the earlier date of termination in whole of the Commitment pursuant to Section 2.6 or 7.2(a).

            "Compliance Certificate" means a certificate in substantially the form of Exhibit B, or such other form as the Borrower and the Bank may from time to time agree upon in writing, executed by the chief financial officer of the Borrower, stating (i) that any financial statements delivered therewith have been prepared in accordance with GAAP, subject (in the case of interim statements) to year-end adjustments and the omission of footnotes, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto and (iii) if such financial statements relate to the end of a calendar quarter, all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

            "Current Assets" of any Person means the aggregate amount of assets of such Person which in accordance with GAAP may be properly classified as current assets.

            "Current Liabilities" of any Person means (i) all Debt of such Person due on demand or within one year from the date of determination thereof, and (ii) all other items (including taxes accrued as estimated) which, in accordance with GAAP, may be properly classified as current liabilities of such Person.

            "Debt" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all capitalized lease obligations of such Person (with the amount thereof being the principal amount thereof as determined in accordance with GAAP),
      (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guaranties and other contingent obligations in respect of obligations of other Persons of the type referred to in clauses (i) through (v) above, and (vii) all obligations of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured. Debt shall not include obligations in respect of performance or other surety bonds incurred to the extent required by applicable law in connection with the sweepstakes management services provided by the Borrower that are indemnified by the Borrower's customer. For purposes hereof, obligations under operating leases shall not constitute Debt.

            "Default" means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.


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            "EBITDA" means, for any period, the sum of (a) Net Income of the
      Borrower for such period, (b) Interest Expense, taxes, depreciation, depletion, amortization and other non-cash items for such period to the extent deducted in determining Net Income, (c) fees, expenses or charges relating to any equity or debt issuances, asset or stock acquisitions or investments permitted by the terms of this Agreement (whether or not successful) to the extent deducted in determining Net Income, (d) payments made under the Recapitalization Agreement and related documents (not exceeding $19,000,000 in aggregate) to the extent deducted in determining Net Income, and (e) with respect to any period occurring in whole or in part prior to the consummation of the Recapitalization, any applicable Expense Reduction Amount, all determined in accordance with GAAP. Unless otherwise stated, EBITDA as of any month-end means the Borrower's EBITDA during the period of 12 calendar months ending on that month-end.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended.

            "Eligible Accounts" means the amount of the Accounts of the Borrower in which the Bank holds a first perfected security interest reduced (without duplication) by:

                  (a) the amount of any Account which is more than 89 days past due;

                  (b) the amount of any Account as to which the account debtor disputes liability or makes any claim with respect to the Account, but only to the extent of such amount disputed or claimed;

                  (c) the amount of any Account as to which the Borrower has knowledge that a petition in bankruptcy or other application for relief under any insolvency law has been filed with respect to the account debtor owing the Account or as to which the account debtor on the Account has made an assignment for the benefit of creditors, or failed, suspended or gone out of business;

                  (d) the amount of any Account which is owed by a Person that does not have its principal place of business in the United States or Canada unless supported by a letter of credit in the amount of the Account issued by a financial institution reasonably satisfactory to the Bank;


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                  (e) the amount of any Account which is owed by any account debtor if 10% or more of such account debtor's Accounts are more than 89 days past due;

                  (f) the amount of any Account which arises from a sale to any governmental agency or other unit;

                  (g) the amount of any Account as to which the account debtor is an Affiliate; and

                  (h) the amount of any contra accounts and creditor balances, including, to the extent that a corresponding Account has been included above, any outstanding advances by the Borrower's clients to the Borrower and any collections due or other amounts held by the Borrower for remittance to the Borrower's clients; provided, however, that the amount deducted for all contra accounts and creditor balances for any account debtor shall not exceed the aggregate amount of the accounts owing by such account debtor included above, reduced by any other deductions therefrom as provided above.

            "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1802 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1252 et seq., the Clean Water Act, 33 U.S.C. ss. 1321 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation which may relate to or deal with human health or the environment, all as may be from time to time amended.

            "Eurodollar Base Rate" means the annual rate equal to the rate obtained by dividing (i) the rate (rounded up to the nearest 1/16 of 1%) determined by the Bank to be the average rate at which U.S. dollar deposits are offered to the Bank by major banks in the London interbank market for funds to be made available on the first day of any Interest Period in an amount approximately equal to the amount for which a Eurodollar Rate quotation has been requested and maturing at the end of such Interest Period, by (ii) a percentage equal to 100% minus the Federal Reserve System reserve requirement (expressed as a percentage) applicable to such deposits.

            "Eurodollar Rate" means the annual rate equal to the sum of (i) the Eurodollar Base Rate, and (ii) the Eurodollar Rate Margin.

            "Eurodollar Rate Funding" means any Advance, or any portion thereof, bearing interest at a Eurodollar Rate.

            "Eurodollar Rate Margin" means 250 basis points (2.50%).


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            "Event of Default" has the meaning specified in Section 7.1.

            "Expense Reduction Amount" means, with respect to any period prior to the consummation of the Recapitalization, an amount equal to the expenses incurred during such period that, based on the anticipated effect of positive and verifiable actions taken or identified and to be taken by the Borrower, are not expected to recur or continue following the Recapitalization; provided, however, that in no event shall the Expense Reduction Amount with respect to the 12-month period immediately preceding the Recapitalization exceed $1,500,000.

            "Financial Covenant" means any of the Borrower's obligations set forth in Sections 5.9 and 5.10 of this Agreement

            "Floating Rate" means an annual rate equal to the Base Rate.

            "Floating Rate Funding" means any Advance, or any portion thereof, bearing interest at the Floating Rate.

            "Funding" means a Eurodollar Rate Funding or a Floating Rate
      Funding.

            "GAAP" means, as of the date of any determination with respect thereto, generally accepted accounting principles as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or successor organizations, and which are applied on a basis consistent with the accounting practices reflected in the annual financial statements referred to in Section 4.5, except that any accounting principle or practice required to be changed in order to continue as a generally accepted accounting principle or practice may be so changed so long as such change has been fully disclosed in notes to the Borrower's financial statements delivered to the Bank pursuant to Section
      4.5 or 5.1. Notwithstanding the foregoing, for purposes of the Financial Covenants and the related definitions, except as provided in the immediately following sentence, determinations shall be made in accordance with GAAP as in effect on the date hereof. If at any time GAAP shall have changed materially from GAAP as in effect on the date hereof, the Bank and the Borrower shall negotiate in good faith to modify such Financial Covenants in a neutral manner to reflect such change and, if the parties agree to any such modifications, then determinations with respect to such Financial Covenants shall thereafter be made based on GAAP in effect as of the date of such modifications.

            "Hazardous Substance" means any asbestos, urea-formaldehyde, polychlorinated biphenyls ("PCBs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law.


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            "Holdings" means Young America Holdings, Inc., a Minnesota corporation formerly known as Young America Corporation.

            "Indenture" means the Indenture dated as of February 23, 1998, among the Borrower, Holdings, and Marine Midland Bank, as trustee, as the same may be amended, modified or supplemented from time to time to the extent permitted by this Agreement.

            "Interest Coverage Ratio" means, as of the end of any calendar quarter, the ratio of the EBITDA of the Borrower during the period of 4 successive calendar quarters ending on that quarter-end to the Interest Expense of the Borrower during that same period.

            "Interest Expense" means, for any period of calculation and without duplication, (i) all interest, whether paid in cash, accrued as a liability or capitalized, on indebtedness during such period, less the sum of (ii) (A) amortization or write-off of deferred financing costs included in the amount referred to in clause (i) of this definition, and (B) interest income, all calculated in accordance with GAAP.

            "Interest Period" means, with respect to any Advance bearing interest at a Eurodollar Rate, a period of one, two, three or six months beginning on a Business Day, as elected by the Borrower.

            "Investment" means any stock or other securities or evidence of indebtedness of any Person, any loan or advance to any Person, or any other investment or interest in any Person.

            "L/C Amount" means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit, plus (ii) amounts drawn under Letters of Credit for which the Bank has neither been reimbursed nor made any Advance.

            "L/C Sublimit" means $1,000,000.

            "Letter of Credit" has the meaning set forth in Section 2.4.

            "Lien" means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any capitalized lease, title retention contract or similar agreement.

            "Loan Documents" means this Agreement, the Note and the Security Agreement.

            "Material Adverse Effect" means a material adverse effect on the business, condition (financial or otherwise) or operations of the Borrower.

            "Moody's" means Moody's Investors Service, Inc. and its successors.


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            "Multiemployer Plan" means a "multiemployer plan" as defined in
      Section 4001(a)(3) of ERISA.

            "Net Income" means the net earnings of the Borrower after excluding
      (i) any gain or loss resulting from the sale or abandonment of any capital assets or any reserves relating thereto other than in the ordinary course of business, (ii) any extraordinary, non-recurring or unusual gain, loss or charge, and any tax effects related thereto, (iii) any gain resulting from any write-up of assets, and (iv) any income or loss attributable to discontinued operations (including but not limited to operations disposed of during such period, whether or not such operations were classified as discontinued), all determined in accordance with GAAP.

            "Note" has the meaning set forth in Section 2.1.

            "Outstandings" means, at any time, the sum of the principal balance of the Note and the then-applicable L/C Amount.

            "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan" means an employee benefit plan or other plan maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

            "Recapitalization" means the recapitalization of Holdings effected pursuant to the Recapitalization Agreement.

            "Recapitalization Agreement" means the Recapitalization Agreement dated as of November 25, 1997 among Holdings, Jay F. Ecklund, certain trusts related to Mr. Ecklund, and BT Capital Partners, Inc., as the same may be amended, modified or supplemented from time to time to the extent permitted by this Agreement.

            "Reportable Event" means (i) a "reportable event" described in
      Section 4043 of ERISA and the regulations issued thereunder, (ii) a withdrawal from any Plan, as described in Section 4063 of ERISA, (iii) an action to terminate a Plan for which a notice is required to be filed under Section 4041 of ERISA, (iv) any other event or condition that might constitute grounds for termination of, or the appointment of a trustee to administer, any Plan, or (v) a complete or partial withdrawal from a Multiemployer Plan as described in Sections 4203 and 4205 of ERISA.

            "S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors.

            "Security Agreement" means a security agreement of the Borrower in favor of the Bank, granting the Bank a security interest in property generally described as


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

      all of the Borrower's accounts and general intangibles to the extent relating to such accounts.

            "Senior Subordinated Notes" means the Senior Subordinated Notes due 2006 issued by the Borrower under the Indenture.

            "Subordinated Debt" means Debt of the Borrower which is subordinated in right of payment to all indebtedness of the Borrower to the Bank, on terms that have been approved in writing by the Bank and that have been noted by appropriate legend on all instruments evidencing the Subordinated Debt, including but not limited to the Senior Subordinated Notes.

            "Subsidiary" means (i) any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, (ii) any partnership of which 50% or more of the partnership interests therein are directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries, and (iii) any limited liability company or other form of business organization the effective control of which is held by the Borrower, the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

            "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

                                   ARTICLE II
                Amount and Terms of the Loans; Letters of Credit

            Section 2.1 Advances.

            (a) Amount. The Bank agrees, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower from time to time during the period from the date hereof to and including the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding the Borrowing Base. The proceeds of each Advance shall be used for the Borrower's general corporate purposes. Each Advance shall be in the amount of $100,000 or a multiple thereof. Within the limits of the Borrowing Base, the Borrower may borrow, prepay Advances pursuant to
      Section 2.9, and reborrow under this Section 2.1. The Advances shall be evidenced by a single promissory note of the Borrower (the "Note") payable to the order of the Bank, substantially in the form of Exhibit A hereto, dated the date hereof.

            (b) Procedure. Each Advance shall be made on prior written notice from the Borrower to the Bank or telephonic request from any person that the Bank reasonably believes to be authorized to request Advances on behalf of the Borrower,


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

      which notice or request shall specify the date of the requested Advance, the amount thereof, and, if any portion of such Advance is to bear interest at a Eurodollar Rate, the amount of such portion and the Interest Period applicable thereto. Such notice or request must be received by the Bank not later than 1:00 p.m. (Minneapolis time) on the day on which such Borrowing is to occur or, if all or any portion of the Advance will bear interest at a Eurodollar Rate, not later than three Business Days prior to the date on which such Advance is to occur. Upon fulfillment of the applicable conditions set forth in Article III, the Bank shall disburse the amount of the requested Advance by crediting the same to the Borrower's demand deposit account maintained with the Bank. The Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Bank. The Borrower shall be obligated to repay all Advances notwithstanding the failure of the Bank to receive such confirmation and notwithstanding the fact that the person requesting same was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation that the statements set forth in Section 3.2 are correct.

            Section 2.2 Interest.

            (a) Floating Rate Fundings. Unless the Borrower elects a Eurodollar Rate pursuant to this Section, the principal balance of the Note shall bear interest at the Floating Rate.

            (b) Eurodollar Rate Fundings. So long as no Default or Event of Default exists, the Borrower may request that a portion of any requested Advance constitute a Eurodollar Funding, or may convert all or any part of any outstanding Floating Rate Funding into a Eurodollar Rate Funding, or may request that a Eurodollar Rate Funding be converted at the end of the applicable Interest Period to another Eurodollar Rate Funding, by giving notice to the Bank of such conversion not later than 10:30 a.m. (Minneapolis time) on a Business Day which is at least three Business Days prior to the date of the requested Advance or conversion. Each such notice shall be effective upon receipt by the Bank, shall be in writing or by telephone or telecopy transmission, shall specify the date and amount of such Advance or conversion, and the Interest Period therefor. The Interest Period applicable to each Eurodollar Rate Funding shall begin on a Business Day, and the amount of each Eurodollar Rate Funding shall be equal to an integral multiple of $100,000. Unless the Borrower requests a new Eurodollar Rate Funding in accordance with the procedures set forth above, or prepays the principal of an outstanding Eurodollar Rate Funding at the expiration of an Interest Period, the Bank shall automatically and without request of the Borrower convert each Eurodollar Rate Funding to a Floating Rate Funding on the last day of the relevant Interest Period.

            (c) Setting of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Bank between the opening of business and 12:00 Noon, Minneapolis, Minnesota time, on the second Business Day prior to the beginning of such Interest Period, whereupon notice thereof (which may be by telephone) shall be given by the Bank to the Borrower. Each such determination of the applicable Eurodollar Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Bank, upon written request of the Borrower, shall deliver to the Borrower a statement showing the computations used by the Bank in determining the applicable Eurodollar Rate hereunder.

            (d) Limitations on Eurodollar Rate Fundings. In no event shall more than three Eurodollar Rate Fundings be outstanding at any one time. In no event may the Borrower request a Eurodollar Rate Funding having an Interest Period ending after the Commitment Termination Date.

            (e) Default Rate. From and after the occurrence of any Default or Event of Default and continuing thereafter until such Default or Event of Default shall be remedied to the written satisfaction of the Bank, the outstanding principal balance of each Note shall bear interest, until paid in full, at an annual rate equal to the sum of (i) the interest rate otherwise in effect with respect to each Funding and (ii) 200 basis points (2.00%) (the "Default Rate"). Calculation of interest at the Default Rate shall not be deemed a waiver or excuse of any such Default or Event of Default.

            Section 2.3 Amount and Date of Payments.

            (a) Interest. Interest accruing on the principal balance of the Note each month shall be due and payable on the last day of that month, commencing on the last day of the month hereof.

            (b) Principal. The principal balance of the Note shall be due and payable in full on the Commitment Termination Date.

            Section 2.4 Letters of Credit.

            (a) The Borrower may from time to time request that the Bank issue one or more irrevocable standby or documentary letters of credit (each, a "Letter of Credit") for the account of the Borrower. No Letter of Credit shall be issued if, after the issuance of such Letter of Credit, (i) the L/C Amount would exceed the L/C Sublimit, or (ii) the Outstandings would exceed the Borrowing Base. Each Letter of Credit shall be used for the Borrower's general corporate purposes.

            (b) At least five days prior to the issuance of each Letter of Credit, the Borrower shall execute a letter of credit application and reimbursement agreement in such form (consistent with the terms of this Agreement) as the Bank may reasonably require.

            (c) Each Letter of Credit shall be issued in a form acceptable to the Bank. Unless otherwise approved by the Bank, no Letter of Credit shall have an initial or any renewal term of more than one year or a term (including renewals thereof) extending beyond the Commitment Termination Date.

            (d) A fee shall be due and payable to the Bank upon issuance of each Letter of Credit. The amount of the fee shall be set by the Bank based on its then-prevailing customary fees at the time that the Letter of Credit is requested. An additional examination fee shall be due and payable upon any draw under any Letter of Credit. The examination fee shall be equal to the sum of (i) one quarter of one percent (.25%) of the amount so drawn, and (ii) $50; provided, however, that the amount of that examination fee is subject to review and adjustment by the Bank based on its then-prevailing customary fees at any time and from time to time.

            (e) Whenever a draft is submitted under a Letter of Credit, the Bank shall make an Advance in the amount of the draft. The Bank shall apply such Advance to the payment of the Borrower's obligation to reimburse the Bank for the applicable draw, and such Advance shall be repayable in accordance with and be treated in all other respects as an Advance hereunder. If a draft is submitted under a Letter of Credit at a time when the Borrower is unable, because an Event of Default has occurred and is continuing or for any other reason, to obtain an Advance to reimburse the Bank for such draft, the Borrower shall pay to the Bank on demand the amount disbursed under the Letter of Credit, together with interest from the date of disbursement until payment in full at a rate equal to the Floating Rate.

            (f) Unless otherwise agreed by the Bank in writing, the Borrower shall deposit in the Cash Collateral Account, on the Commitment Termination Date, an amount equal to the aggregate face amount of all Letters of Credit then outstanding, less the balance (if any) then outstanding in the Cash Collateral Account.

            (g) For purposes of this Agreement, the term "Letter of Credit" shall include all letters of credit issued by the Bank for the account of the Borrower on or before the date hereof and outstanding on the date hereof.

            Section 2.5 Collateral. Payment of the Note and all other amounts now or hereafter owing by the Borrower to the Bank shall be secured by the Liens granted under the Loan Documents, and may also now or hereafter be secured by one or more other Liens. Each such Lien shall be prior to all other Liens of any kind whatsoever, subject only to such exceptions as the Bank may expressly approve in writing.

            Section 2.6 Termination or Reduction of the Commitment. The Borrower may at any time and from time to time upon three Business Days' prior notice to the Bank permanently terminate the Commitment in whole or permanently reduce the Commitment Amount in part, provided that (i) the Commitment may not be terminated while any Advances and Letters of Credit remain outstanding, (ii) each partial reduction of the Commitment Amount shall be in the amount of $1,000,000 or a multiple thereof, and (iii) no reduction shall reduce the Commitment Amount to an amount less than the Outstandings.

            Section 2.7 Computation of Interest and Fees. Interest accruing on the Note and all fees described in Section 2.8 shall be computed on the basis of the actual number of days elapsed in a year of three hundred sixty (360) days.

            Section 2.8 Fees. So long as the Note remains outstanding, and in any event at all times prior to the Commitment Termination Date, the Borrower shall pay fees to the Bank in accordance with the following:

            (a) Transaction Fee. Concurrent with the execution hereof, the Borrower shall pay the Bank a transaction fee in the amount of $30,000, less the portion thereof previously paid by the Borrower to the Bank in the amount of $15,000.

            (b) Non-Usage Fees. The Borrower shall pay the Bank a non-usage fee at the rate of 0.375% per annum on the average daily unused amount of the Commitment Amount from the date hereof to and including the Commitment Termination Date, payable quarterly on the last day of each calendar quarter. Any non-usage fee remaining unpaid on the Commitment Termination Date shall be due and payable on that date.

            (c) Audit Fees. The Borrower shall pay to the Bank, on written demand, reasonable fees charged by the Bank in connection with any audits or inspections by the Bank of any Collateral or the operations or businesses of the Borrower, together with actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided, however, that the Borrower shall have no obligation to pay or reimburse the Bank for more than three such audits or examinations in any single fiscal year of the Borrower so long as no Default or Event of Default has occurred and is continuing at the time of such audit or examination.

            Section 2.9 Prepayments.

            (a) Voluntary Prepayments. Subject to the conditions set forth herein, the Borrower from time to time may voluntarily prepay the Note in whole or in part; provided that (i) the Borrower may not prepay any Eurodollar Rate Funding in part, and (ii) each partial prepayment shall be in an aggregate amount equal to an integral multiple of $50,000.

            (b) Mandatory Prepayment: Borrowing Base Imbalance. If the Outstandings shall on any date exceed the Borrowing Base, the Borrower shall on that date deliver to the Bank immediately available funds (the "Funds") equal to such excess. The Funds shall be applied to the prepayment of the Note. If any Funds remain after the prepayment of the
      Note in full (that is, if the remaining Funds are attributable to the L/C Amount), the remaining Funds shall be deposited in the Cash Collateral Account and shall secure the Borrower's obligations and otherwise be treated as set forth in Section 7.3.

            (c) Prepayments Generally. All prepayments hereunder (whether voluntary or mandatory) shall be applied, first, to the principal balance of the Note, and second, to interest and fees with respect thereto. Any prepayment of a Eurodollar Rate Funding shall be accompanied by accrued interest on such prepayment through the date of prepayment and additional compensation calculated in accordance with Section 2.12.

            Section 2.10 Payments.

            (a) Making of Payments. All payments of principal of and interest due under the Note shall be made to the Bank at its office in Minneapolis, Minnesota, not later than 2:00 p.m., Minneapolis, Minnesota, time, on the date due, in immediately available funds, and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day. The Borrower hereby authorizes the Bank to charge the Borrower's demand deposit account maintained with the Bank for the amount of any such payment on its due date, or (at the Bank's option) to make an Advance in such amount, all without receipt of any request for such charge or Advance and whether or not an Event of Default has occurred and is continuing, but the Bank's failure to so charge such account or make such an Advance shall in no way affect the obligation of the Borrower to make any such payment.

            (b) Setoff. The Borrower agrees that the Bank shall have all rights of setoff and bankers' lien provided by applicable law, and in addition thereto, the Borrower agrees that if at any time any amount is due and owing by the Borrower under this Agreement to the Bank at a time when an Event of Default has occurred and is continuing hereunder, the Bank may apply any and all balances, credits, and deposits, accounts or moneys of the Borrower then or thereafter in the possession of the Bank (excluding, however, any trust or escrow accounts held by the Borrower for the benefit of any third party) to the payment thereof.

            (c) Due Date Extension. If any payment of principal of or interest on any Floating Rate Funding or any fees payable hereunder falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

            (d) Application of Payments. Except as otherwise provided herein, so long as no Default or Event of Default has occurred and is continuing hereunder, each payment received from the Borrower shall be applied to such obligation as the Borrower shall specify by notice received by the Bank on or before the date of such payment, or in the absence of such notice, as the Bank shall determine in its discretion. Except as otherwise provided herein, after the occurrence of a Default or Event of Default, the Bank shall have the right to apply all payments received by the Bank from the Borrower as the Bank may determine in its discretion. The Borrower agrees that the amount shown on the books and records of the Bank as being the principal balance of the Note shall be prima facie evidence of the amount thereof.

            Section 2.11 Increased Costs; Capital Adequacy; Funding Exceptions.

            (a) Increased Costs on Eurodollar Rate Fundings. If Regulation D of the Board of Governors of the Federal Reserve System or after the date of this Agreement the adoption of any applicable law, rule or regulation, or any change in any existing law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall:

            (i) subject the Bank to or cause the withdrawal or termination of any exemption previously granted to the Bank with respect to, any tax, duty or other charge with respect to its Eurodollar Rate Fundings or its obligation to make Eurodollar Rate Fundings, or shall change the basis of taxation of payments to the Bank of the principal of or interest under this Agreement in respect of its Eurodollar Rate Fundings or its obligation to make Eurodollar Rate Fundings (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdictions in which the Bank's principal executive office is located); or

            (ii) impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 2.2), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank; or

            (iii) impose on the Bank any other condition affecting its making, maintaining or funding of its Eurodollar Rate Fundings or its obligation to make Eurodollar Rate Fundings;

      and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Eurodollar Rate Funding, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Note with respect to a Eurodollar Rate Funding, then the Bank will notify the Borrower of such increased cost and within fifteen (15) days after demand by the Bank (which demand shall be accompanied by a statement setting forth the basis of such demand and representing that the Bank has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $500,000) the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or such reduction; provided, however, that no such increased cost or such reduction shall be payable by the Borrower for any period longer than ninety (90) days prior to the date on which notice thereof is delivered to the Borrower. The Bank will promptly notify the Borrower of any event of which it has knowledge which will entitle the Bank to compensation pursuant to this Section 2.11. If the Borrower receives notice from the Bank of any event which will entitle the Bank to compensation pursuant to this Section 2.11, the Borrower may prepay any then outstanding Eurodollar Rate Fundings or notify the Bank that any pending request for a Eurodollar Rate Funding shall be deemed to be a request for a Floating Rate Funding, in each case subject to the provisions of Section 2.12.

            (b) Capital Adequacy. If the Bank determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, the Bank may require the Borrower to pay to the Bank the amount necessary to restore the Bank's Return to what it would have been had there been no Capital Adequacy Rule Change. For purposes of this 2.11, the following definitions shall apply:

            (i) "Return", for any calendar quarter or shorter period, means the percentage determined by dividing (A) the sum of interest and ongoing fees earned by the Bank under this Agreement during such period by (B) the average capital the Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by the Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for the Bank for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

            (ii) "Capital Adequacy Rule" means any law, rule, regulation or guideline regarding capital adequacy that applies to the Bank, or the interpretation thereof by any governmental or regulatory authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

            (iii) "Capital Adequacy Rule Change" means any change in any Capital
                  Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that the Bank is required to maintain to the extent that the increases are required due to a regulatory authority's assessment of the Bank's financial condition.

      The initial notice sent by the Bank shall be sent as promptly as practicable after the Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore the Bank's Return for the quarter in which the notice is sent, shall state in reasonable detail the cause for the reduction in the Bank's Return and the Bank's calculation of the amount of such reduction, and shall include the Bank's representation that the Bank has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $500,000. Thereafter, the Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore the Bank's Return for that quarter. The Bank's calculation in any such notice shall be conclusive and binding absent demonstrable error.

            (c) Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

            (i) the Bank determines that deposits in U.S. dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or

            (ii) the Bank otherwise determines that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

            (iii) the Bank determines that the Eurodollar Rate as determined by the Bank will not adequately and fairly reflect the cost to the Bank of maintaining or funding a Eurodollar Rate Funding for such Interest Period, or that the making or funding of Eurodollar Rate Fundings has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of the Bank materially affects such Eurodollar Rate Fundings;

      then the Bank shall promptly notify the Borrower and (A) upon the occurrence of any event described in the foregoing clause (i) the Borrower shall enter into good faith negotiations with the Bank in order to determine an alternate method to determine the Eurodollar Rate for the Bank, and during the pendency of such negotiations with the Bank, the Bank shall be under no obligation to make any new Eurodollar Rate Fundings, and
      (B) upon the occurrence of any event described in the foregoing clauses
      (ii) or (iii), for so long as such circumstances shall continue, the Bank shall be under no obligation to make any new Eurodollar Rate Fundings.

            (d) Illegality. If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, comparable agency or other regulatory body, should make it or, in the good faith judgment of the Bank, shall raise a substantial question as to whether it is unlawful for the Bank to make, maintain or fund Eurodollar Rate Fundings, then (i) the Bank shall promptly notify the Borrower and the Bank, (ii) the obligation of the Bank to make, maintain or convert into Eurodollar Rate Fundings shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (iii) for the duration of such unlawfulness, any notice by the Borrower requesting the Bank to make or convert into Eurodollar Rate Fundings shall be construed as a request to make or to continue making Floating Rate Fundings.

            Section 2.12 Funding Losses. Upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed), the Borrower shall indemnify the Bank against any loss or expense which the Bank may have sustained or incurred (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain Eurodollar Rate Fundings) or which the Bank may be deemed to have sustained or incurred, as reasonably determined by the Bank, (i) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any Eurodollar Rate Fundings, (ii) due to any failure of the Borrower to borrow or convert any Eurodollar Rate Fundings on a date specified therefor in a notice thereof or (iii) due to any payment or prepayment of any Eurodollar Rate Funding on a date other than the last day of the applicable Interest Period for such Eurodollar Rate Funding. For this purpose, all notices under Section 2.2(b) shall be deemed to be irrevocable.

            Section 2.13 Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain all or any part of its Eurodollar Rate Fundings in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including, without limitation, Section 2.12 hereof) all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Rate Funding during each Interest Period for such Eurodollar Rate Funding through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate Eurodollar Base Rate for such Interest Period.

            Section 2.14 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of the Bank pursuant to Section 2.11 and 2.12 shall be conclusive absent demonstrable error. Without limiting the generality of the foregoing, the Borrower shall have no right to review any records of the Bank or its other customers to determine the accuracy of any statement by the Bank under Section 2.11(a) or 2.11(b) regarding the Bank's demands upon other customers of the Bank. The Bank may use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.11 and 2.12 and the provisions of Sections 2.11 and 2.12 shall survive termination of this Agreement.

                                   ARTICLE III
                              Conditions Precedent

            Section 3.1 Initial Conditions Precedent. The obligation of the Bank to make any Advance or to issue any Letter of Credit is subject to the condition precedent that the Bank shall have received on or before the day of the first Advance or Letter of Credit all of the following, each dated (unless otherwise indicated) as of the date hereof, in form and substance satisfactory to the
Bank:

            (a) The Note, properly executed on behalf of the Borrower.

            (b) The Security Agreement, properly executed on behalf of the Borrower.

            (c) A financing statement or statements sufficient when filed to perfect the security interests granted under the Security Agreement to the extent such security interests are capable of being perfected by filing.

            (d) Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against the Borrower, and (ii) no financing statements have been filed and remain in effect against the Borrower except financing statements perfecting only Liens permitted under Section 6.1.

            (e) A certificate of the secretary of the Borrower (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder to which such corporation is a party have been duly approved by all necessary action of the Board of Directors of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval, (ii) certifying that attached to such certificate are true and correct copies of the articles of incorporation and bylaws of the Borrower, together with such copies, and (iii) certifying the names of the officers of the Borrower that are authorized to sign the Loan Documents and other documents contemplated hereunder, including requests for Advances and Letters of Credit, together with the true signatures of such officers. The Bank may conclusively rely on such certificate until it shall receive a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

            (f) A certificate of good standing of the Borrower, dated not more than ten days before such date.

            (g) A signed copy of an opinion of counsel for the Borrower, addressed to the Bank as to matters referred to in Sections 4.1, 4.2, 4.3 and 4.7, and as to such other matters as the Bank may reasonably request, with that opinion being acceptable to the Bank's counsel. In the case of
      Section 4.7, the opinion may be to the best knowledge of such counsel, and, in the case of Section 4.3, insofar as it relates to enforcement of remedies, it may be subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally from time to time, and to usual equity principles.

            (h) Such evidence as the Bank may reasonably require that the Indenture has been executed and delivered by all parties thereto and that the Senior Subordinated Notes have been issued, in each case in form and substance acceptable to the Bank.

            (i) A Borrowing Base Certificate as of a date not more than 45 days before that date.

            (j) The transaction fee required under paragraph 2.8(a). Such transaction fee shall be deemed fully earned by the Bank upon entering into this Agreement.

            Section 3.2 Conditions Precedent to All Advances and Letters of Credit. The obligation of the Bank to make any Advance (including the initial Advance ) or to issue any Letter of Credit shall be subject to the further conditions precedent that on the date of such Advance or Letter of Credit:

            (a) the representations and warranties contained in Article IV are correct on and as of the date of such Advance or Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

            (b) no event has occurred and is continuing, or would result from such Advance or Letter of Credit, which constitutes a Default or an Event of Default.

                                   ARTICLE IV
                         Representations and Warranties

            The Borrower represents and warrants to the Bank as follows:

            Section 4.1 Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.

            Section 4.2 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Articles of Incorporation or Bylaws of the Borrower, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected if such breach or default would have a Material Adverse Effect, or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature (other than those in favor of the Bank) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

            Section 4.3 Legal Agreements. This Agreement and the other Loan Documents constitute, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

            Section 4.4 Subsidiaries. The Borrower has no Subsidiaries.

            Section 4.5 Financial Condition. The Borrower has heretofore furnished to the Bank the audited consolidated financial statements of Holdings as of December 31, 1997, and the unaudited interim consolidated financial statement of Holdings as of January 31, 1998. Those financial statements fairly present the financial condition of the Borrower in all material respects on the dates thereof and the results of its operations and cash flows for the periods then ended, and were prepared in accordance with GAAP.

            Section 4.6 Adverse Change. There has been no material adverse change in the business, properties or condition (financial or otherwise) of the Borrower since the date of the latest financial statement referred to in Section 4.5.

            Section 4.7 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the properties of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect.

            Section 4.8 Hazardous Substances. To the best of the Borrower's knowledge after reasonable inquiry, neither the Borrower nor any other Person has ever caused or permitted any Hazardous Substance to be disposed of in any manner which might result in any material liability to the Borrower on, under or at any real property which is operated by the Borrower or in which the Borrower has any interest; and no such real property has ever been used (either by the Borrower or by any other Person) as a dump site or permanent or temporary storage site for any Hazardous Substance, except for storage in compliance in all material respects with all applicable Environmental Laws.

            Section 4.9 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

            Section 4.10 Taxes. The Borrower has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it. The Borrower has filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower are required to be filed, and the Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, other than taxes whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower has provided adequate reserves in accordance with GAAP.

            Section 4.11 Capitalization. Schedule 4.11 constitutes a correct and complete list of all authorized stock of the Borrower, including the amount thereof that is issued and outstanding, the class thereof, and the record holder thereof.

            Section 4.12 Titles and Liens. The Borrower has good title to each of the properties and assets reflected in the latest balance sheet referred to in Section 4.5 (other than any sold, as permitted by Section 6.6), free and clear of all Liens and encumbrances, except for Liens permitted by Section 6.1 and covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the business or operations of the Borrower as presently conducted. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Liens permitted by
Section 6.1.

            Section 4.13 ERISA. No Plan established or maintained by the Borrower or any ERISA Affiliate that is subject to Part 3 of Subtitle B of Title I of ERISA had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) in excess of $1,000,000 as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service in excess of such amount has been, or is expected by the Borrower or any ERISA Affiliate to be, incurred with respect to any Plan of the Borrower or any ERISA Affiliate. The Borrower has no contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

                                    ARTICLE V
                              Affirmative Covenants

            So long as the Note shall remain unpaid or the Commitment shall be outstanding, the Borrower will comply with the following requirements, unless the Bank shall otherwise consent in writing:

            Section 5.1 Financial Statements. The Borrower will deliver to the
Bank:

            (a) As soon as available, and in any event within 100 days after the end of each fiscal year of Holdings, a copy of the annual audit report of Holdings with the unqualified opinion of Arthur Andersen, LLP, or other independent certified public accountants selected by Holdings and acceptable to the Bank, which annual report shall include the consolidated balance sheet of Holdings as at the end of such fiscal year and the related consolidated statements of income, shareholders' equity and cash flows of Holdings for the fiscal year then ended, together with the unaudited consolidating schedules used to prepare such consolidated balance sheet and statements, all in reasonable detail and all prepared in accordance with GAAP, together with (A) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default hereunder and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; (B) a copy of such accountants' management letter (if any) issued to the Borrower or Holdings for such year; and (C) a statement of such accountants stating that they understand that the Bank is relying on such audit report.

            (b) As soon as available and in any event within 30 days after the end of each calendar month, consolidated balance sheets of Holdings as at the end of such month and related consolidated statements of earnings and cash flows of Holdings for such month and for the year to date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with GAAP, and certified by the chief financial officer of the Borrower, subject to year-end audit adjustments and the omission of footnotes.

            (c) Concurrent with the delivery of any financial statements under paragraph (a) or (b), a Compliance Certificate, duly executed by the chief financial officer of the Borrower.

            (d) Within 30 days after the end of each calendar month, a Borrowing Base Certificate as at the end of such calendar month, properly executed by the chief financial officer of the Borrower, together with such agings of accounts receivable and other supporting documentation as the Bank may require.

            (e) Not more than 30 days after the beginning of each fiscal year of the Borrower, projections for the Borrower's financial performance during that fiscal year, including projections of income, cash flows and balance sheets, all presented on a month-by-month basis in such detail as the Bank may reasonably request and certified by the chief financial officer of the Borrower as being identical to the budget used by the Borrower for internal planning purposes.

            (f) Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower or Holdings shall have sent to its stockholders.

            (g) Promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.

            (h) Promptly after an executive officer of the Borrower obtains actual knowledge of the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower of the type described in Section 4.7 or which seek a monetary recovery against the Borrower in excess of $50,000.

            (i) As promptly as practicable (but in any event not later than five Business Days) after an executive officer of the Borrower obtains actual knowledge of the occurrence of any Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such event.

            (j) Promptly upon an executive officer of the Borrower obtaining actual knowledge of any Reportable Event or any prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) in connection with any Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the Department of Labor with respect thereto.

            (k) Promptly upon their receipt or filing, copies of (i) all notices received by the Borrower or any ERISA Affiliate of the Pension Benefit Guaranty Corporation's intent to terminate any Plan or to have a trustee appointed to administer any Plan, and (ii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA.

            (l) Upon request of the Bank, copies of the most recent annual report (Form 5500 Series), including any supporting schedules, filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to any Plan.

            (m) Such other information respecting the financial condition and results of operations of the Borrower as the Bank may from time to time reasonably request.

            Section 5.2 Books and Records; Inspection and Examination. The Borrower will keep accurate books of record and account for itself in which true and complete entries will be made in accordance with GAAP and, upon request of the Bank, will give any representative of the Bank access to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in its possession, to inspect any of its properties and to discuss its affairs, finances and accounts with any of its principal officers, all at such times during normal business hours and as often as the Bank may reasonably request.

            Section 5.3 Compliance with Laws. The Borrower will comply with the requirements of applicable laws and regulations, the noncompliance with which would have a Material Adverse Effect.

            Section 5.4 Payment of Taxes and Other Claims. The Borrower will pay, discharge or withhold, as the case may be, when due, (a) all material taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (b) all material federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien or charge upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower has provided adequate reserves in accordance with GAAP. For purposes of this Section, an unpaid, undischarged or unwithheld tax, assessment or governmental charge shall be deemed material if the aggregate amount of all such unpaid, undischarged or unwithheld taxes, assessments and governmental charges exceeds $50,000.

            Section 5.5 Maintenance of Properties. The Borrower will keep and maintain all of its properties necessary or useful in its business in good condition, repair and working order; provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business and not disadvantageous in any material respect to the Bank as holder of the Note.

            Section 5.6 Insurance. The Borrower will obtain and maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. All liability policies required hereunder shall name the Bank as an additional insured.

            Section 5.7 Preservation of Corporate Existence. The Borrower will preserve and maintain its corporate existence and all of its rights, privileges and franchises; provided, however, that the Borrower shall not be required to preserve any of its rights, privileges and franchises if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Bank as a holder of the Note.

            Section 5.8 Deposit Accounts. The Borrower shall maintain all of its deposit accounts of any type (whether for working capital, payroll or other purposes, and whether held jointly or individually) with the Bank, except that the foregoing shall not prohibit the Borrower from maintaining (i) its consumer depository account at National City Bank through the 45th day following the date hereof, (ii) its payroll distribution account at another bank, (iii) its cash receipts account at another bank, so long as the aggregate balance maintained in that account does not at any time exceed $50,000, and (iv) its rebate check process account at another bank, so long as the Borrower does not at any time maintain a material positive balance in such account for a period of more than five consecutive business days.

            Section 5.9 Interest Coverage Ratio. The Borrower will at all times maintain its Interest Coverage Ratio, determined at the end of each calendar quarter designated below, at not less than the amount set forth below opposite the period in which such calendar quarter ends:


      Quarters Ending                                              Ratio
      ---------------                                              -----
      On or before June 30, 1999                               1.50 to 1
      On or after July 1, 1999                                 1.75 to 1

            Section 5.10 Current Ratio. The Borrower will maintain the ratio of its Current Assets to Current Liabilities, determined as of the end of each calendar quarter, at not less than 1.10 to 1.

                                   ARTICLE VI
                               Negative Covenants

            So long as the Note shall remain unpaid or the Commitment shall be outstanding, the Borrower agrees that, without the prior written consent of the
Bank:

            Section 6.1 Liens. The Borrower will not create, incur, assume or suffer to exist any Lien or other charge or encumbrance of any nature on any of its assets, now owned or hereafter acquired, or assign or otherwise convey any right to receive income, or give its consent to the subordination of any right or claim of the Borrower with respect to any accounts to any right or claim of any other Person with respect to such accounts; excluding, however, from the operation of the foregoing:

            (a) Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4.

            (b) Materialmen's, merchants', carriers' worker's, repairer's, landlord's or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4.

            (c) Pledges or deposits to secure (directly or indirectly) obligations under worker's compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business.

            (d) Zoning restrictions, easements, rights of way, licenses, restrictions on the use of real property, other similar charges or encumbrances, or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of the Borrower or the value of such property for the purpose of such business.

            (e) Purchase money Liens (which term for purposes of this subsection shall include conditional sale agreements or other title retention agreements and leases in the nature of title retention agreements) upon or in property acquired after the date hereof, or Liens existing in such property at the time of acquisition thereof, provided that:

            (i) the aggregate principal amount of all Debt of the Borrower secured by all Liens described in this subsection shall not exceed $5,000,000 at any one time outstanding; and

            (ii) the aggregate principal amount of Debt secured by Liens described in this subsection (e) at the time of acquisition of the property subject thereto shall not exceed 100% of the cost of such property (so long as such cost, as determined at the time of acquisition, is not unreasonable).

            (f) Any interest or title of a lessor under any operating lease, so long as such interest or title does not extend to any property other than the subject of that lease or another lease with such lessor.

            (g) Licenses of patents, trademarks and other intellectual property rights granted by the Borrower in the ordinary course of its business and not interfering in any material respect with the ordinary conduct of the business of the Borrower.

            (h) Liens on any property of the Borrower (other than those described in subsection (e)) securing any indebtedness for borrowed money in existence on the date hereof and listed in Schedule 6.1 hereto.

            (i)   Liens in favor of the Bank

            (j) Liens arising out of a judgment against the Borrower for the payment of money not exceeding $50,000 with respect to which an appeal is being prosecuted and a stay of execution pending such appeal has been secured, but only so long as all such Liens are subordinate in all respect to all Liens in favor of the Bank.

            (k) Other Liens securing obligations not exceeding $10,000,000 at any time outstanding.

            Section 6.2 Indebtedness. The Borrower will not incur, create, assume or permit to exist any Debt other than:

            (a) Indebtedness to the Bank.

            (b) Subordinated Debt.

            (c) Debt of the Borrower in existence on the date hereof and listed in Schedule 6.2 hereto, but not including any extensions or renewals thereof.

            (d) Purchase money indebtedness of the Borrower secured by Liens permitted by subsection 6.1(e).

            (e) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Debt is extinguished within two business days of its incurrence.

            (f) Debt of the Borrower on account of letters of credit for the account of the Borrower issued provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business.

            (g) Additional Debt of the Borrower in an aggregate principal amount not exceeding $10,000,000 at any one time outstanding.

            (h) Any Debt deemed to have been incurred pursuant to any agreement entered into in connection with the Recapitalization.

            Section 6.3 Guaranties. The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

            (a) The endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business.

            (b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date hereof and listed in Schedule 6.3 hereto.

            (c) Contingent obligations in respect of performance or other surety bonds incurred to the extent required by applicable law in connection with the sweepstakes management services provided by the Borrower that are indemnified by the Borrower's customer.

            (d) Guaranties and other contingent obligations incurred by the Borrower in an aggregate amount not exceeding $1,000,000 at any time outstanding.

            Section 6.4 Investments. The Borrower will not purchase, hold, make or permit to exist any Investment in any other Person, except:

            (a) Investments in Cash Equivalents.

            (b) Travel advances to officers and employees of the Borrower in the ordinary course of business.

            (c) Other loans and advances to employees and officers of the Borrower in the ordinary course of business for bona fide business purposes, so long as the aggregate amount of all such loans and advances outstanding at any one time does not exceed $1,000,000.

            (d) Advances in the form of progress payments, prepaid rent or security deposits.

            (e) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers.

            (f) Other Investments, so long as the aggregate outstanding amount of all such Investments permitted only under this paragraph (f) does not at any one time exceed $50,000.

            (g) Evidence of indebtedness of Holdings to the Borrower arising out of loans made by the Borrower before the date hereof to Holdings to facilitate repayment of the Bridge Facility.

            Section 6.5 Dividends. The Borrower will not declare or pay any dividend (other than dividends payable solely in stock of the Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly, except that the foregoing shall not prohibit:

            (a) Any payment expressly permitted under Section 6.7.

            (b) The payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration.

            (c) So long as no Default or Event of Default has occurred and is continuing, the distribution of any stock of the Borrower either (i) solely in exchange for equity interests of the Borrower, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Borrower) of stock of the Borrower.

            (d) So long as no Default or Event of Default has occurred and is continuing, payments by the Borrower to redeem or repurchase, or to enable Holdings to redeem or repurchase, stock of Holdings or the Borrower issued to or on behalf of directors, officers and employees of the Borrower pursuant to any policy of the Borrower with respect to directors, officers and employees of the Borrower who have died or become disabled, or whose employment or other relationship with the Borrower has been terminated, or pursuant to the terms of employment contracts, other agreements or employee stock option or stock benefit plans of Holdings or the Borrower; provided, however, that the aggregate amount paid under this paragraph (d) after the date hereof shall not as of any date exceed the sum of (i) $1,000,000, and (ii) the product of (A) $1,000,000, and (B) the number of full calendar years ending on or after December 31, 1998 and before the date of such determination.

            (e) Payments by the Borrower to Holdings on account of operating and administrative expenses of Holdings, including but not limited to directors' fees and expenses, legal and audit expenses, and corporate franchise and other taxes, so long as the aggregate amount so paid in any single calendar year does not exceed $500,000.

            (f) Payments made or to be made in connection with the Recapitalization or to Holdings to enable Holdings to make such payments, so long as the aggregate amount of such payments does not exceed $19,000,000.

            (g) Payments to Holdings in an amount not in excess of, and for the purpose of enabling Holdings' payment of, the then-current tax liability of Holdings in respect of the taxable income of the Borrower imputed to Holdings.

            Section 6.6 Sale of Assets. The Borrower will not sell, lease, assign, transfer or otherwise dispose of all or a substantial part of its assets (whether in one transaction or in a series of transactions) to any other Person other than in the ordinary course of business. For purposes of this Section, the assets subject to a sale, lease, assignment, transfer or other disposition shall be deemed "a substantial part" of the Borrower's assets if the greater of the aggregate proceeds paid on account of such sale, lease, assignment, transfer or other disposition or the fair market value of such assets exceeds $500,000

            Section 6.7 Transactions with Affiliates. The Borrower will not make any loan or capital contribution to, or any other investment in, any Affiliate, or pay any dividend to any Affiliate, or make any other cash transfer to any Affiliate; provided, however, that so long as no Default or Event of Default has occurred and is continuing at the time thereof or would result therefrom, the foregoing shall not prohibit:

            (a) Transactions with any Affiliate to the extent that such transactions are on terms no less favorable to the Borrower than would be obtainable if no such relationship existed.

            (b) Reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees and consultants of the Borrower.

            (c) Payments permitted by Section 6.5.

            (d) Payments of customary annual management, consulting and advisory fees and related expenses to BT Capital Partners, Inc., Ontario Teachers' Pension Plan Board and their respective affiliates, so long as the aggregate amount so paid in any single calendar year does not exceed $250,000.

            (e) Loans to employees of the Borrower that are not prohibited by
      Section 6.4.

            Section 6.8 Consolidation and Merger. The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other Person.

            Section 6.9 Subordinated Debt. The Borrower will not (i) make any payment of, or acquire, any Subordinated Debt except as expressly permitted by the subordination provision thereof; (ii) give security for all or any part of such Subordinated Debt; (iii) amend or cancel the subordination provisions of such Subordinated Debt; (iv) take or omit to take any action whereby the subordination of such Subordinated Debt or any part thereof to the Note would reasonably be expected to be terminated, impaired or adversely affected; or (v) omit to give the Bank prompt written notice of any default under any agreement or instrument relating to such Subordinated Debt by reason whereof such Subordinated Debt would reasonably be expected to become or be declared to be immediately due and payable.

            Section 6.10 Hazardous Substances. The Borrower will not cause or permit any Hazardous Substance to be disposed of, in any manner which might result in any material liability to the Borrower, on, under or at any real property which is operated by the Borrower or in which the Borrower has any interest.

            Section 6.11 Restrictions on Nature of Business. The Borrower will not engage in any line of business that is not the same, similar or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower is engaged on the date hereof.

                                   ARTICLE VII
                     Events of Default, Rights and Remedies

            Section 7.1 Events of Default. "Event of Default", wherever used herein, means any one of the following events:

            (a) Default in the payment of any principal of the Note when it becomes due and payable.

            (b) Default in the payment of any interest on the Note when it becomes due and payable and the continuance of such default for a period of five calendar days.

            (c) Default in the payment of any fees required under Section 2.8 when the same become due and payable and the continuance of such default for a period of five calendar days after notice thereof from the Bank to the Borrower.

            (d) Default in the performance, or breach, of any covenant or agreement on the part of the Borrower contained in Section 2.9(b), 5.1(d) or in any Financial Covenant.

            (e) Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and the continuance of such default or breach for a period of 30 days after the Bank has given notice to the Borrower specifying such default or breach and requiring it to be remedied.

            (f) Any representation or warranty made by the Borrower in this Agreement or by the Borrower (or any of its officers) in any certificate, instrument, or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect or misleading in any material respect when made.

            (g) A default under the Senior Subordinated Notes or any other bond, debenture, note or other evidence of indebtedness of the Borrower (other than to the Bank) or under the Indenture or any other indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture or other instrument; provided, however, that no Event of Default shall be deemed to have occurred under this paragraph if the aggregate amount owing as to all such indebtedness as to which such defaults have occurred and are continuing is less than $500,000; provided further that if such default shall be cured by the Borrower, or waived by the holders of such indebtedness, in each case prior to the commencement of any action under
      Section 7.2 and as may be permitted by such evidence of indebtedness, indenture or other instrument, then the Event of Default hereunder by reason of such default shall be deemed likewise to have been thereupon cured or waived.

            (h) An event of default shall occur under the Security Agreement or under any other security agreement, mortgage, deed of trust, assignment or other instrument or agreement directly or indirectly securing any obligations of the Borrower hereunder or under the Note or any guaranty of such obligations.

            (i) Default in the payment of any amount owed by the Borrower to the Bank other than hereunder or under the Note and the continuance of such default for a period of five calendar days after notice thereof from the Bank to the Borrower.

            (j) The Borrower shall be adjudicated a bankrupt or insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower and such appointment shall continue undischarged for a period of 60 days; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower and such judgment, writ, or similar process shall not be released, vacated or fully bonded within 60 days after its issue or levy.

            (k) A petition shall be filed by the Borrower under the United States Bankruptcy Code naming the Borrower as debtor; or an involuntary petition shall be filed against the Borrower under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming the Borrower as debtor.

            (l) Without the prior written consent of the Bank, either (i) Holdings shall cease to hold the legal and beneficial ownership of at least a majority of the voting stock of the Borrower, (ii) BT Capital Partners, Inc. shall cease to hold the legal and beneficial ownership of at least 30% of the voting stock of Holdings, or (iii) BT Capital Partners, Inc. and the existing management of the Borrower shall together cease to hold the legal and beneficial ownership of at least a majority of the voting stock of Holdings.

            (m) The rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of $50,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.

            (n) A writ of attachment, garnishment, levy or similar process shall be issued against or served upon the Bank with respect to (i) any property of the Borrower in the possession of the Bank, or (ii) any indebtedness of the Bank to the Borrower.

            (o) Any Plan shall have been terminated, or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or withdrawal liability shall have been asserted against the Borrower or any ERISA Affiliate by a Multiemployer Plan; or the Borrower or any ERISA Affiliate shall have incurred liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or Plan participants in excess of $1,000,000 with respect to any Plan; or any Reportable Event that the Bank may determine in good faith might constitute grounds for the termination of any Plan, for the appointment by the appropriate United States District Court of a trustee to administer any Plan or for the imposition of withdrawal liability with respect to a Multiemployer Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Bank.

            Section 7.2 Rights and Remedies. Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured to the written satisfaction of the Bank, the Bank may exercise any or all of the following rights and remedies:

            (a) The Bank may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate.

            (b) The Bank may, by notice to the Borrower, declare the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

            (c) If any Letter of Credit remains outstanding, the Bank may, by notice to the Borrower, require the Borrower to deposit in the Cash Collateral Account immediately available funds equal to the L/C Amount, less the balance (if any) then outstanding in the Cash Collateral Account.

            (d) The Bank may, without notice to the Borrower and without further action, apply any and all money owing by the Bank to the Borrower to the payment of the Note then outstanding, including interest accrued thereon, and of all other sums then owing by the Borrower hereunder.

            (e) The Bank may exercise and enforce its rights and remedies under the Security Agreement.

            (f) The Bank may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(k) or 7.1(n) hereof, the entire unpaid principal amount of the Note then outstanding, all interest accrued and unpaid thereon, and all other amounts payable under this

Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.

            Section 7.3 Pledge of Cash Collateral Account. The Borrower hereby pledges, and grants the Bank a security interest in, all sums held in the Cash Collateral Account from time to time and all proceeds thereof as security for the payment of all amounts due and to become due from the Borrower to the Bank pursuant to this Agreement, including but not limited to both principal of and interest on the Note and all renewals, extensions and modifications thereof and any notes issued in substitution therefor, and specifically including the Borrower's obligation to reimburse the Bank for any amount drawn under any Letter of Credit, whether such reimbursement obligation arises directly under this Agreement or under a separate reimbursement agreement. Upon request of the Borrower, the Bank shall permit the Borrower to withdraw from the Cash Collateral Account the lesser of (i) the Excess Balance (as defined below), or
(ii) the balance of the Cash Collateral Account. As used herein, "Excess Balance" means (i) at any time following the Commitment Termination Date or the occurrence of a Default or Event of Default (unless each such Default or Event of Default has been waived by the Bank in writing), the amount by which the balance of the Cash Collateral Account exceeds the aggregate amount secured by the sums held in the Cash Collateral Account, and (ii) at all other times, the amount by which the sum of the Borrowing Base and the balance of the Cash Collateral Account exceeds the L/C Amount. The Bank shall have full ownership and control of the Cash Collateral Account, and, except as set forth above, the Borrower shall have no right to withdraw the funds maintained in the Cash Collateral Account.

                                  ARTICLE VIII
                                  Miscellaneous

            Section 8.1 No Waiver; Cumulative Remedies. No failure or delay on the part of the Bank in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall the Bank's acceptance of payments while any Default or Event of Default is outstanding operate as a waiver of such Default or Event of Default, or any right, power or remedy under the Loan Documents; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

            Section 8.2 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

            Section 8.3 Notice. Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing and shall be
(i) personally delivered, (ii) transmitted by registered mail, postage prepaid,
(iii) sent by Federal Express or similar expedited delivery service, or (iv) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth by its signature below, or, if telecopied, transmitted to that party at its telecopier number set forth by its signature below; or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally or by mail, (ii) the date of receipt, if delivered by Federal Express or similar expedited delivery service, or (iii) the date of transmission if delivered by telecopy, except that notices or requests to the Bank pursuant to any of the provisions of Article II shall not be effective until received.

            Section 8.4 Participations. The Bank may grant participations in the Note and the Commitment to any institutional investor without the consent of the Borrower. The Borrower shall assist the Bank in granting any such participations. No holder of any such participation shall be entitled to require the Bank to take or omit to take any action hereunder, except that the Bank may agree with such participant that the Bank will not, without such participant's consent, (i) forgive any indebtedness of the Borrower under this Agreement or the Note, (ii) agree to reduce the rate of interest charged under this Agreement, (iii) agree to extend the final maturity of any indebtedness evidenced by the Note, or (iv) agree to release any collateral securing payment of the Note.

            Section 8.5 Disclosure of Information. The Bank shall keep confidential (and cause its officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by the Borrower to the Bank (the "Disclosed Information"). Notwithstanding the foregoing, the Bank may disclose Disclosed Information (i) to any affiliate of the Bank; (ii) to legal counsel, accountants and other professional advisors to the Bank, so long as such counsel, accountants or other advisors have been advised of the terms of this Section 8.5 and are bound hereby; (iii) to any regulatory body having jurisdiction over the Bank; (iv) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (v) to the extent such Disclosed Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to the Bank on a non-confidential basis from a source other than the Borrower, or (C) was available to the Bank on a non-confidential basis prior to its disclosure to the Bank by the Borrower; (vi) to the extent the Borrower shall have consented to such disclosure in writing; (vii) to the extent reasonably deemed necessary by the Bank in the enforcement of the remedies of the Bank provided under the Loan Documents; or (viii) in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Bank under this Section.

            Section 8.6 Costs and Expenses. In addition to its obligations under
Section 2.8(c), the Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Bank in connection with the negotiation, preparation, execution, amendment or enforcement of the Loan Documents and the other instruments and documents to be delivered hereunder and thereunder, including the reasonable fees and reasonable out-of-pocket expenses of counsel for the Bank with respect thereto, whether paid to outside counsel or reasonably allocated to the Bank by in-house counsel.

            Section 8.7 Indemnification by Borrower. The Borrower hereby agrees to indemnify the Bank and each officer, director, employee and agent thereof (herein individually each called an "Indemnitee" and collectively called the "Indemnitees") from and against any and all losses, claims, damages, reasonable expenses (including, without limitation, reasonable attorneys' fees) and liabilities (all of the foregoing being herein called the "Indemnified Liabilities") incurred by an Indemnitee in connection with or arising out of the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the use of the proceeds of any Advance or Letter of Credit hereunder (including but not limited to any such loss, claim, damage, expense or liability arising out of any claim in which it is alleged that any Environmental Law has been breached with respect to any activity or property of the Borrower), except for any portion of such losses, claims, damages, expenses or liabilities incurred solely as a result of the gross negligence or willful misconduct of the applicable Indemnitee or the Bank's breach of any of its obligation hereunder. If and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All obligations provided for in this Section shall survive any termination of this Agreement.

            Section 8.8 Execution in Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

            Section 8.9 Binding Effect, Assignment. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of the Bank, and (ii) if the Bank assigns part, but not all, of its interest hereunder, this Agreement shall be amended to include terms customary to multi-bank credit facilities, including provisions for decision-making by lenders holding a majority of the interests hereunder.

            Section 8.10 Governing Law. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

            Section 8.11 Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT AND THE NOTE OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

            Section 8.12 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

            Section 8.13 Prior Agreements. This Agreement and the other Loan Documents and related documents described herein restate and supersede in their entirety any and all prior agreements and understandings, oral or written, between the Bank and the Borrower.

            Section 8.14 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                        YOUNG AMERICA CORPORATION
Address:
717 Faxon Road
Young America, Minnesota  55397-9481
Attention: L. Joseph Kulas              By  /s/  L. J. Kulas
Telecopier: 612-467-3895                    -----------------------------------
                                            Its  Vice President
                                                -------------------------------

Address:                                NORWEST BANK MINNESOTA, NATIONAL
Sixth Street and Marquette Avenue          ASSOCIATION
Minneapolis, Minnesota 55479-0089
Attention: James W. Rikkers
Telecopier: 612-667-7266
                                        By  /s/  James W. Rikkers
                                            -----------------------------------
                                           Its  Vice President
                                                -------------------------------

                             EXHIBITS AND SCHEDULES

            Exhibit A               Note

            Exhibit B               Form of Compliance Certificate

            Exhibit C               Borrowing Base Certificate


                   -----------------------------------------

            Schedule 4.11           Capitalization

            Schedule 6.1            Permitted Liens

            Schedule 6.2            Permitted Indebtedness

            Schedule 6.3            Permitted Guaranties

                                                                       Exhibit A

                                 PROMISSORY NOTE

$10,000,000                                               Minneapolis, Minnesota
                                                                   April 7, 1998

            For value received, Young America Corporation, a Minnesota corporation (the "Borrower"), promises to pay to the order of Norwest Bank Minnesota, National Association, a national banking association (the "Bank"), at its main office in Minneapolis, Minnesota, or at such other place in the United States of America as the holder hereof may hereafter from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000), or so much thereof as is advanced by the Bank to the Borrower pursuant to Section 2.1 of the Credit Agreement of even date herewith between the Borrower and the Bank (together with all amendments, modifications and restatements thereof, the "Credit Agreement"), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.

            This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest required hereunder, for the acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined therein) and for the voluntary and mandatory prepayment hereof.

            The Borrower shall pay all costs of collection, including reasonable attorneys' fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

            Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

                                       YOUNG AMERICA CORPORATION


                                        By
                                           -----------------------------------
                                           Its
                                                -------------------------------

                                                                       Exhibit B

                             Compliance Certificate

                                       --------------------------, ------

Norwest Bank Minnesota, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479-0085

Ladies and Gentlemen:

            Reference is made to the Credit Agreement (the "Credit Agreement") dated April 7, 1998 entered into between Norwest Bank Minnesota, National Association and Young America Corporation (the "Borrower").

            All terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

            This is a Compliance Certificate submitted in connection with the Borrower's financial statements (the "Statements") as of _____________________, _______ (the "Effective Date").

            I hereby certify to you as follows:

      1.    I am the _________________________ of the Borrower, and I am
            familiar with the financial statements and financial affairs of the Borrower.

      2. The Statements, and the computations (if any) below, have been prepared in accordance with generally accepted accounting principles applied on a basis that is consistent with the accounting practices reflected in the annual financial statements of the Borrower previously delivered to you.

      3. If the Effective Date is the last day of a calendar quarter, the following computations set forth the Borrower's compliance or non-compliance with the requirements set forth in the Financial Covenants as of the Effective Date:

                         Actual                          Required

Section 5.9 Interest Coverage Ratio

EBITDA
   Net Income        $___________
   + Interest
   Expense, etc.     $___________
   + Issuance fees   $___________
   + Recap payments  $___________
Total EBITDA

Interest Expense
   Interest          $___________
   - Deferred        $___________
   financing costs
   - Interest income $___________
Total Interest
 Expense             $___________

                                  __________________  Through 6/30/98: >= 1.50:1

                                                      After 6/30/98:   >= 1.75:1
EBITDA : Interest Expense

Section 5.10 Current Ratio
Current Assets         $___________
Current Liabilities    $___________

Current Assets : Current Liabilities          __________________     >= 1.10:1

            Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of, the financial covenants referred to above.

      4. I have no knowledge of the occurrence of any Default or Event of Default, except as set forth in the attachments, if any, hereto.

                                       Very truly yours,

                                       YOUNG AMERICA CORPORATION



                                        By
                                           -----------------------------------
                                           Its
                                                -------------------------------

                                                                       Exhibit C
                           Borrowing Base Certificate

To: Norwest Bank Minnesota, National Association (the "Bank")

Effective Date: _______________________

This Certificate is a Borrowing Base Certificate delivered pursuant to the Credit Agreement dated April 7, 1998 among the undersigned, Norwest Bank Minnesota, National Association, as Agent, and the Banks parties thereto. All terms defined in the Credit Agreement shall have the meanings given them therein.

The undersigned certifies that the following accurately sets forth the undersigned's Accounts and Eligible Accounts as of the Effective Date stated above.

1.    Accounts

      Current                                   $_________________      ____%
      30-59 days                                $_________________      ____%
      60-89 days                                $_________________      ____%
      Over 89 days                              $_________________      ____%
      Total Accounts                            $_________________

2.    Ineligible Accounts:

      (a)   Accounts over 89 days past due      $_________________
      (b)   Disputed portions of Accounts       $_________________
      (c)   Insolvent, etc. Accounts            $_________________
      (d)   Foreign Accounts                    $_________________
      (e)   10% rule                            $_________________
      (f)   Government Accounts                 $_________________
      (g)   Affiliate Accounts                  $_________________
      (h)   Contra Accounts                     $_________________
      (i)   Creditor balances                   $_________________
      Total Ineligible Accounts                 $_________________

3.    Eligible Accounts (1 - 2)                 $_________________

4.    Borrowing Base (3 * 85%)                  $_________________

5.    Outstandings
      (a)   Borrowings                          $_________________
      (b)   Letters of Credit                   $_________________

      Total Outstandings                        $_________________

6.    Available: Borrowing Base - Outstandings  $_________________

The undersigned further certifies that all Accounts reflected above have been properly invoiced to the applicable account debtors as of the date hereof (whether or not such Accounts were billed as of the Effective Date).

                                       YOUNG AMERICA CORPORATION


                                        By
                                           -----------------------------------
                                           Its
                                                -------------------------------